EXHIBIT 99.1

Exponent Reports Second Quarter Fiscal Year 2016 Financial Results

MENLO PARK, Calif., July 19, 2016 (GLOBE NEWSWIRE) -- Exponent, Inc. (Nasdaq:EXPO) today reported financial results for the second quarter ended July 1, 2016.

“Exponent’s second quarter results reflect a recent softening in a few industry sectors that drove a larger than expected decrease in utilization, combined with a challenging year-over-year comparison due to the completion of a major project in the third quarter of 2015.  Despite these recent trends our long-term value proposition remains strong, highlighted by our unique market position, diversified portfolio of clients, and highly skilled professionals, as does our ongoing commitment to delivering solid shareholder returns,” commented Dr. Paul Johnston, President and CEO.

Second Quarter Financial Results

In the second quarter of 2016, total revenues and revenues before reimbursements declined by 3% year over year. Total revenues were $77,295,000 as compared to $79,864,000 in the second quarter one year ago and revenues before reimbursements were $73,334,000 as compared to $75,272,000 last year.

Net income for the second quarter was $10,453,000, an 11% decline as compared to $11,697,000 in the same period of 2015. Earnings per diluted share were $0.38, as compared to $0.43 in the second quarter of last year. EBITDA1 declined by 12% to $18,030,000 as compared to $20,582,000 in the same period one year ago.

Year to Date Financial Results

For the first half of 2016, total revenues increased slightly to $160,451,000 from $160,157,000 in the prior year. Revenues before reimbursements increased 1% to $152,284,000 as compared to $151,413,000 in the same period of 2015.

In the first quarter of 2016, Exponent early adopted a new accounting standard2 for the classification of tax adjustments associated with share-based awards, which was applied prospectively.  While this was primarily a first quarter event, there was also a nominal impact in the second quarter.  For the first half of 2016, the tax benefit realized was $4,788,000, or $0.18 per diluted share.  Including the tax benefit, net income was $25,803,000 in the first half of 2016, an increase of 17% as compared to $22,030,000 in the same period of 2015. For comparison purposes, excluding the tax benefit, net income would have been $21,015,000 in the first half, representing a decrease of 5% year-over-year.  Earnings per diluted share increased to $0.95, inclusive of the $0.18 per share benefit, as compared to $0.80 in the first half of last year.

EBITDA1 in the first half of 2016 declined 5% to $37,028,000 as compared to $39,000,000 in the same period one year ago.

In the first half of 2016, Exponent paid $9.3 million in dividends, repurchased $4.5 million of common stock and ended the second quarter with $162 million in cash, cash equivalents and short-term investments. The Company’s stock repurchase program has $42.3 million currently authorized and available.  In a separate press release today, Exponent also announced a $0.18 quarterly dividend payment and reiterated its intent to continue to pay quarterly dividends.

Business Overview

Exponent’s engineering and other scientific segment represented approximately 78% of the Company’s second quarter net revenues.  Net revenues in this segment grew 4% in the second quarter and 6% year to date as compared to last year.  The Company continued to be called upon to investigate high profile accidents and product recalls, and for its design consulting services.  Revenue growth was partially offset by recent shifts in market conditions, such as reduced spending in the oil and gas industry and recent rulings in intellectual property cases which have resulted in clients pausing to evaluate alternatives, temporarily lowering the demand for expert witnesses. Additionally, after several years of growth, revenues from the automotive industry were flat in the second quarter.

Exponent’s environmental and health segment represented approximately 22% of the Company’s second quarter net revenues.  Net revenues in this segment declined 20% in the second quarter and 15% year to date as compared to last year.  During the first half of the year, the environmental group replaced approximately a third of the revenues lost following the completion of a major project in 2015.  In addition to the impact from reduced spending in the oil and gas industry, consolidation in the industrial chemicals industry has resulted in lower demand as companies go through the process of integration following mergers.

“These market issues are not unique to our business and while we do not expect an immediate reversal, we believe that we are well-positioned for long-term growth. We will continue to selectively recruit top talent in many of our disciplines to position the company for future growth.  We will continue to make staffing adjustments congruent with demand to improve utilization,” continued Dr. Johnston.

Business Outlook

“Based on our performance in the first half of the year and the near-term market trends, we are reducing our 2016 expectations,” commented Richard Schlenker, Executive Vice President and Chief Financial Officer.

  Revenues before reimbursements are expected to be down 1% to 2% for the year as compared to 2015.
  Underlying growth is expected to be in the low single digits, excluding the impact of the major project completion in the third quarter of 2015.
  2016 EBITDA1 margin is expected to decline approximately 200 to 250 basis points as compared to 2015, as a result of lower utilization.

“We believe that Exponent’s multi-disciplinary teams are uniquely positioned to capitalize on society’s increased focus on product safety, human health and the environment, as well as an increasing technological complexity of products. Exponent’s market position will allow us to continue to deliver value to our clients and shareholders," concluded Dr. Johnston.

Today's Conference Call Information

Exponent will discuss its financial results in more detail on a conference call today, Tuesday, July 19, 2016, starting at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The audio of the conference call is available by dialing (888) 417-8516 or (719) 457-2689. A live webcast of the call will be available on the Investor Relations section of the Company's website at www.exponent.com/investors. For those unable to listen to the live webcast, a replay of the call will also be available on the Exponent website, or by dialing (888) 203-1112 or (719) 457-0820, and entering passcode 1577243#.

About Exponent
Exponent is an engineering and scientific consulting firm providing solutions to complex problems. Exponent's multidisciplinary organization of scientists, physicians, engineers, and business consultants brings together more than 90 technical disciplines to address complicated issues facing industry and government today. The firm has been best known for analyzing accidents and failures to determine their causes, but in recent years it has become more active in assisting clients with human health, environmental and engineering issues associated with new products to help prevent problems in the future.

Exponent may be reached at (888) 656-EXPO, info@exponent.com, or www.exponent.com.

1 EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to complement operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure   of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP. A reconciliation of the measures to GAAP is set forth below.

2 FASB Accounting Standard Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting, March 30, 2016.

This news release contains, and incorporates by reference, certain "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995, and the rules promulgated pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended) that are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this document and in the documents incorporated herein by reference, the words “intend,” "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to the Company or its management, identify such forward-looking statements. Such statements reflect the current views of the Company or its management with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Factors that could cause or contribute to such material differences include the possibility that the demand for our services may decline as a result of changes in general and industry specific economic conditions, the timing of engagements for our services, the effects of competitive services and pricing, the absence of backlog related to our business, our ability to attract and retain key employees, the effect of tort reform and government regulation on our business, and liabilities resulting from claims made against us. Additional risks and uncertainties are discussed in our Annual Report on Form 10K under the   heading "Risk Factors" and elsewhere in the report. The inclusion of such forward-looking information should not be regarded as a representation by the Company or any other person that the future events, plans, or expectations contemplated by the Company will be achieved. The Company undertakes no obligation to release publicly any updates or revisions to any such forward-looking statements.

EXPONENT, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended July 1, 2016 and July 3, 2015
(unaudited)
(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015

Revenues
Revenues before reimbursements	$73,334	$75,272	$152,284	$151,413
Reimbursements	3,961	4,592	8,167	8,744

Revenues	77,295	79,864	160,451	160,157

Operating expenses
Compensation and related expenses	47,040	45,777	99,057	96,892
Other operating expenses	7,218	6,703	14,201	13,213
Reimbursable expenses	3,961	4,592	8,167	8,744
General and administrative expenses	4,145	4,087	7,659	7,575

	62,364	61,159	129,084	126,424

Operating income	14,931	18,705	31,367	33,733

Other income
Interest income, net	171	34	310	68
Miscellaneous income (expense), net	1,575	553	2,734	2,562
	1,746	587	3,044	2,630

Income before income taxes	16,677	19,292	34,411	36,363

Income taxes	6,224	7,595	8,608	14,333

Net income	$10,453	$11,697	$25,803	$22,030

Net income per share:
Basic	$0.39	$0.44	$0.97	$0.83
Diluted	$0.38	$0.43	$0.95	$0.80

Shares used in per share computations:
Basic	26,631	26,714	26,572	26,668
Diluted	27,264	27,368	27,256	27,386

EXPONENT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
July 1, 2016 and January 1, 2016
(unaudited)
(in thousands)

	July 1,	January 1,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$113,543	$125,751
Short-term investments	48,518	45,842
Accounts receivable, net	92,309	88,577
Prepaid expenses and other assets	18,232	12,616
Total current assets	272,602	272,786
Property, equipment and leasehold improvements, net	29,041	28,485
Goodwill	8,607	8,607
Other assets	78,105	77,629
	$388,355	$387,507

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$8,686	$10,580
Accrued payroll and employee benefits	47,516	62,092
Deferred revenues	5,792	7,802
Total current liabilities	61,994	80,474
Other liabilities	45,501	42,235
Deferred rent	1,810	1,994
Total liabilities	109,305	124,703

Stockholders' equity:
Common stock	33	33
Additional paid-in capital	191,604	179,816
Accumulated other comprehensive loss	(2,231)	(1,805)
Retained earnings	279,196	269,259
Treasury stock, at cost	(189,552)	(184,499)
Total stockholders' equity	279,050	262,804
	$388,355	$387,507

EXPONENT, INC.
EBITDA and EBITDAS (1)
For the Quarters Ended July 1, 2016 and July 3, 2015
(unaudited)
(in thousands)

	Quarter Ended		Six Months Ended
	July 1,	July 3,	July 1,	July 3,
	2016	2015	2016	2015

Net Income	$10,453	$11,697	$25,803	$22,030

Add back (subtract):

Income taxes	6,224	7,595	8,608	14,333
Interest income, net	(171)	(34)	(310)	(68)
Depreciation and amortization	1,524	1,324	2,927	2,705

EBITDA (1)	18,030	20,582	37,028	39,000

Stock-based compensation	2,709	2,681	7,929	7,902

EBITDAS (1)	$20,739	$23,263	$44,957	$46,902

(1) EBITDA is a non-GAAP financial measure defined by the Company as net income before income taxes, interest income, depreciation and amortization. EBITDAS is a non-GAAP financial measure defined by the Company as EBITDA before stock-based compensation. The Company regards EBITDA and EBITDAS as useful measures of operating performance and cash flow to compliment operating income, net income and other GAAP financial performance measures. Additionally, management believes that EBITDA and EBITDAS provide meaningful comparisons of past, present and future operating results. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures, however, should be considered in addition to, and not as a substitute or superior to, operating income, cash flows, or other measures of financial performance prepared in accordance with GAAP.